Exhibit 10.30

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Separation Agreement”) is entered into by and between Lindsey B. Sykes (“Sykes”), and TRX, Inc., a Georgia corporation (“TRX”), effective as of the Effective Date as defined in Section 4(b) herein.

WHEREAS, Sykes has been an employee of TRX pursuant to an Employment Contract dated April 1, 2001, as amended on August 5, 2004 and April 27, 2005 (the “Employment Contract”); and

WHEREAS, Sykes and TRX have decided to terminate their employment relationship; and

WHEREAS, Sykes and TRX wish to memorialize in writing the terms upon which the employment relationship is being terminated;

THEREFORE, Sykes and TRX agree as follows:

1. Employment Status and Termination.

(a) Termination of Employment. Sykes’s employment with TRX shall end effective November 15, 2006 (the “Termination Date”).

(b) Termination of Employment Contract. Effective as of the Effective Date of this Separation Agreement (as defined in Section 4(b) herein), Sykes and TRX agree that the Employment Contract shall be of no further force and effect, and shall be superseded in all regards by this Separation Agreement, except for certain sections of the Employment Contract that are expressly incorporated into this Separation Agreement. From and after the Effective Date, neither Sykes nor TRX shall have any ongoing obligations toward the other pursuant to the Employment Contract, except as may be expressly stated in this Separation Agreement.

(c) Resignation as Officer. Sykes resigns any position he may hold as a corporate officer or Manager of TRX or any affiliate of TRX effective as of the Termination Date.

(d) Transition and Cooperation. From the Termination Date until November 15, 2007, Sykes shall be available to assist TRX with transition of duties, furnishing of information, and special projects (with such special projects to be on a limited basis, with no expectation of full-time work after the Termination Date). After the Termination Date, Sykes shall also assist TRX with any litigation or other disputes that may exist or may arise in the future relating to or arising from business matters as to which Sykes has knowledge. In the event Sykes incurs any out-of-pocket costs, including but not limited to reasonable travel expenses, resulting from Sykes’ compliance with a request by TRX for transition services or litigation cooperation under this paragraph, TRX shall reimburse Sykes for such expenses. After November 15, 2007, if Sykes is requested to assist with litigation matters requiring more than a de minimis amount of Sykes’ time, TRX shall compensate Sykes for his time at a rate of $200 per hour.

2. Compensation and Benefits

(a) Base Compensation. Sykes shall continue to receive his current monthly Base Compensation, less applicable tax withholdings, through the Termination Date, pursuant to TRX’s normal payroll processes.

(b) Severance payments. TRX shall pay to Sykes severance pay in the gross amount of $262,500.00, less applicable tax withholdings. This severance pay shall be made in two installments. The first installment shall be in the gross amount of $21,875.00, less applicable tax withholdings, and shall be paid to Sykes on December 15, 2006. The second installment shall be in the gross amount of $240,625.00, less applicable tax withholdings, and shall be paid to Sykes on January 5, 2007.

(c) Bonus. Sykes shall remain eligible for consideration for a bonus for 2006, which bonus, if any, shall be paid in 2007 at the time discretionary bonuses are paid to other employees. The amount, if any, of the bonus described in this paragraph shall remain within the sole discretion of TRX, but Sykes shall be treated with regard to such bonus in a manner comparable to similarly-situated executives who remain in good standing with TRX.

(d) Health insurance. Sykes’s health insurance coverage shall continue through the end of November 2006. If Sykes elects to continue his health insurance coverage pursuant to COBRA, TRX shall reimburse Sykes for the COBRA insurance premium through November 15, 2007. Thereafter, Sykes shall be eligible for COBRA continuation of his health insurance coverage at his own expense to the extent required by law and permitted by the applicable health insurance plan or policy.

(e) Vacation pay. Within 30 days after the Termination Date, TRX shall pay to Sykes a payment for any accrued but unused vacation time, less applicable tax withholdings. Sykes shall not be entitled to any additional pay for unused sick days or holidays.

(f) Car allowance. Sykes shall continue to receive a car allowance in the total amount of $12,000 for the twelve month period following the Termination Date. This car allowance shall be paid in two installments. The first installment shall be in the gross amount of $1,000, less applicable tax withholdings, and shall be paid to Sykes on December 15, 2006. The second installment shall be in the gross amount of $11,000, less applicable tax withholdings, and shall be paid to Sykes on January 5, 2007.

(g) Outplacement assistance. TRX shall reimburse Sykes for the actual cost of resume assistance and related outplacement services, up to a maximum of $5,000.00. Sykes shall be entitled to select the provider of these services.

(h) Reimbursement of attorney’s fees. TRX shall reimburse Sykes for the reasonable attorney’s fees incurred by him in the review of this Separation Agreement, plus additional fees representing two additional hours of attorney time for review of an employment agreement with a future employer.

(i) Continuing education. TRX shall reimburse Sykes for the actual cost of continuing professional education courses taken by Sykes relating to his CPA licensure on or before December 31, 2006.

(j) Stock options. Any stock options previously granted to Sykes shall be governed by the terms of the applicable stock option agreement and stock option plan.

(k) Other benefits. Except as otherwise expressly stated herein, all employee benefits provided by TRX shall cease as of the Termination Date.

(l) Limitation on total severance benefits. The parties intend that this Separation Agreement shall be in full compliance with section 409A of the Internal Revenue Code, and intend that this Separation Agreement be construed accordingly. In furtherance of that intent, the parties agree that the total amount paid to Sykes pursuant to sections 2(b), (c), (d), (f), (h) and (i) above shall not exceed two times the maximum amount that may be taken into account under a qualified plan pursuant to Internal Revenue Code Section 401(a)(17) for 2005, and that all such amounts shall be paid to Sykes no later than December 31, 2008.

3. Release by Sykes. Except as to claims arising out of TRX’s promises and obligations under this Separation Agreement, Sykes, on behalf of himself and his spouse, heirs, executors, administrators, assigns, insurers, attorneys and other persons or entities, acting or purporting to act on his behalf (collectively, “Sykes Parties”), does hereby irrevocably and unconditionally release, acquit and forever discharge TRX Fulfillment Services, LLC and TRX, Inc., and their subsidiaries, affiliates, directors, officers, employees, partners, agents, representatives, predecessors, successors, assigns, insurers, and attorneys (collectively, the “TRX Parties”), from any and all actions, causes of action, suits, claims, obligations, liabilities, debts, demands, contentions, damages, judgments, levies and executions of any kind, whether in law or in equity, known or unknown, including but not limited to claims which the Sykes Parties have or have had against the TRX Parties by reason of, arising out of, related to, or resulting from Sykes’s employment with TRX or the termination thereof.

The claims released herein specifically include, but are not limited to, any claims arising in tort or contract, any claim based on wrongful discharge, any claim based on breach of contract, any claim for defamation or other intentional or negligent conduct, and any claim arising under federal, state, or local law prohibiting race, sex, age, religion, national origin, handicap, disability or other forms of discrimination. This release specifically includes any claim which the Sykes Parties have or have had under Georgia state law regarding employment discrimination or wages; Title VII of the Civil Rights Act of 1964, as amended; 42 U.S.C. § 1981; the Equal Pay Act; the Age Discrimination in Employment Act, as amended; the Americans with Disabilities Act; the Family and Medical Leave Act (including any reinstatement rights thereunder); the Uniformed Services Employment and Reemployment Rights Act; the Employee Polygraph Protection Act; and the Employee Retirement Income Security Act, as amended. The claims released herein also specifically include any claims for attorney’s fees or expenses of litigation arising out of any dispute between the Sykes Parties and the TRX Parties relating to any claim released herein.

This release does not apply to (a) workers compensation or unemployment benefit claims; (b) claims arising after the Effective Date; or (c) Sykes’s entitlement to vested benefits under any TRX employee benefit plan. This release does not prohibit Sykes from communicating with the Equal Employment Opportunity Commission or any other governmental agency.

4. Representations by Sykes.

(a) Sykes represents and warrants to the TRX Parties that he has read this Agreement and fully understands the effect hereof, that he executes this Agreement of his own free will and accord for the consideration set forth herein, and that he is not relying on any representations whatsoever of TRX, other than those set forth herein, as an inducement to enter into this Agreement.

(b) Sykes has had the opportunity to discuss this Agreement with an attorney if he so chooses, and he has been encouraged by TRX to do so. Sykes covenants and agrees that he has been given at least twenty-one (21) days to contemplate the terms of this Agreement before executing it, and that if he chooses to execute it in fewer than 21 days, he does so of his own free will and volition. Further, after execution of this Agreement, Sykes has seven (7) days to revoke it by delivering written notice to Timothy J. Severt at the headquarters office of TRX of his decision to revoke this Separation Agreement. This Separation Agreement shall not become effective or enforceable until the eighth day following the date of execution of this Separation Agreement by Sykes (such eighth day being the “Effective Date” of this Separation Agreement). In the event Sykes revokes this Separation Agreement during the revocation period specified in this paragraph, this Separation Agreement shall be null and void in its entirety.

(c) Sykes further represents and warrants to the TRX Parties that no litigation or other proceeding has been filed or is pending by the Sykes Parties against the TRX Parties; that no person or entity other than Sykes has or has had any interest in the matters released herein; that Sykes has the sole right, capacity, and exclusive authority to execute this Separation Agreement; and that Sykes has not sold, assigned, transferred, conveyed or otherwise disposed of any of the claims, demands, obligations, or causes of action released herein.

5. Attorney’s fees. In any subsequent litigation or other proceeding to enforce the terms of this Separation Agreement, whether initiated by Sykes or TRX, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs, expert witness fees and costs, and court costs, from the other party.

6. Restrictive Covenants.

(a) Return of Property. Sykes hereby represents and warrants that, no later than the Termination Date, he has or will have returned to TRX all documents or other property (including copies thereof) of any nature which relate to or contain information concerning TRX or the TRX Parties, or its or their customers and business associates, as well as any other equipment or property belonging to TRX.

(b) Nondisparagement. From the effective date of this Separation Agreement until December 31, 2008, Sykes will not make any statements that are derogatory or disparaging towards TRX or its management, products, or services, and TRX will not make any statements that are derogatory or disparaging toward Sykes or his professional reputation.

(c) Survival of Covenants from Employment Contract. Sections 7, 8, 9, 10, 11, 12 and 14 of the Employment Contract are incorporated by reference into this Separation Agreement, and shall continue in full force and effect following the Termination Date according to their terms. Sykes hereby reaffirms his obligations under these provisions of the Employment Contract.

7. No Admission of Liability. This Separation Agreement shall not be construed as an admission of liability by TRX or an admission that TRX has acted in any way wrongfully towards Sykes. The parties specifically deny and disclaim any such liability or wrongful conduct.

8. Severability. In the event any portion or clause of this Separation Agreement is deemed invalid or unenforceable in a court of law, the remainder of the Separation Agreement shall be severed from the invalid or unenforceable portion.

9. Entire Agreement. Any prior agreement (whether written or oral) between the parties with respect to the subject matter of this Separation Agreement, including the Employment Contract (except for those sections of the Employment Contract expressly incorporated herein), is null and void, as this Separation Agreement expresses the entire agreement of the parties with respect to its subject matter. This Separation Agreement may only be modified in writing signed by both parties.

10. Counterparts. This Separation Agreement may be signed in multiple counterparts, each of which shall be deemed an original for all purposes.

11. Governing Law. This Separation Agreement shall be construed in accordance with, and governed by, the laws of the State of Georgia.

THIS AGREEMENT CONTAINS A RELEASE OF LEGAL RIGHTS AND CLAIMS. YOU ARE ADVISED TO CONSULT AN ATTORNEY BEFORE SIGNING IT.

WITNESS the execution of this Agreement effective as of the Effective Date specified above.

TRX, Inc.

By:	/s/ Norwood H. Davis, III
Norwood H. Davis, III
Chief Executive Officer

/s/ Lindsey B. Sykes
Lindsey B. Sykes

11/21/06
Date of signature